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                                                                 EXHIBIT 10(XII)
                                                                 ---------------

                       Written Description of ML & Co.'s
                        Incentive Compensation Programs
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     Cash incentive compensation programs are maintained for key employees of
Merrill Lynch & Co., Inc. ("ML & Co.") and its participating subsidiaries. The individuals who are to receive awards and the amount of such awards are determined or approved each year by the Management Development and Compensation Committee of the Board of Directors of ML & Co. based on the recommendations of the management of ML & Co. Annual cash incentive awards are based on the overall performance of ML & Co. or groupings of one or more subsidiaries or units thereof, and on an employee's rank and performance, during the most recently completed fiscal year.